EXHIBIT 99D

                  GATX Logistics, Inc. Cash Accumulation Plan

                              Financial Statements
                            and Supplemental Schedules


                      For the year ended December 31, 1996
                       with Report of Independent Auditors

                  GATX Logistics, Inc. Cash Accumulation Plan

                              Financial Statements
                            and Supplemental Schedules


                          Year ended December 31, 1996




                                    Contents

Report of Independent Auditors ............................................    1

Consent of Independent Auditors ...........................................    2

Statement of Financial Condition, with Fund Information ...................    3

Statement of Income and Changes in Participants' Equity, with Fund
Information ...............................................................    4

Notes to Financial Statements .............................................    5

Supplemental Schedule of Reportable Transactions ..........................    9

Supplemental Schedule of Assets Held for Investment .......................   10

REPORT OF INDEPENDENT AUDITORS


Benefits Committee
GATX Corporation


We have audited the accompanying statements of financial condition of GATX Logistics, Inc. Cash Accumulation Plan as of December 31, 1996 and 1995, and the related statement of income and changes in participants' equity for the year ended December 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GATX Logistics, Inc. Cash Accumulation Plan as of December 31, 1996 and 1995, and the income and changes in participants' equity for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of reportable transactions for the year ended December 31, 1996, and assets held for investment as of December 31, 1996 and 1995, is presented for purposes of complying with the Department of Labor's Rule and Regulations for reporting and disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. The fund information in the statement of financial condition and the statement of income and changes in participants' equity is presented for purposes of additional analysis rather than to present the financial condition and income and changes in participants' equity of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                            ERNST & YOUNG LLP


Jacksonville, Florida
March 26, 1997

                         Consent of Independent Auditor




We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-06315) pertaining to the GATX Logistics Inc., 401(k) Cash Accumulation Plan of GATX Corporation of our report dated March 26, 1997, with respect to the financial statements of the GATX Logistics, Inc., 401 (k) Cash Accumulation Plan for the year ended December 31,1996 included in this amended GATX Corporation Annual Report (Form 10-K/A) for the year ended December 31, 1996.


                                                  ERNST & YOUNG LLP


Jacksonville, Florida
May 12, 1997


                   GATX Logistics, Inc. Cash Accumulation Plan

             Statement of Financial Condition, with Fund Information





                                                           December 31

Assets:                                                 1996           1995
                                                   -----------------------------

Investments, at fair value:
     Putnam Voyager Fund                            $ 8,159,620      $ 6,420,368
     Managed Income Portfolio II                      6,012,980        5,932,182
     Puritan Fund                                     1,227,932          749,672
     US Equity Index                                  1,203,117          381,110
     Equity Income                                      260,634             --
     GATX Common Stock                                   72,967             --
     Dreyfus New Leaders                                 53,120             --
     Templeton Foreign Fund                              39,264             --
     Employee Loans                                   1,152,163          756,391
                                                    ----------------------------
Total investments                                    18,181,797       14,239,723



     Employer's contribution                              9,070           92,702
     Participants' contributions                           --             72,290
                                                    ----------------------------
Total receivables                                         9,070          164,992
                                                    ----------------------------
Total assets                                         18,190,867       14,404,715

Liabilities:
     Administrative expenses payable                     24,803             --
     Refunds due participants                            42,986           10,262
                                                    ----------------------------
Total liabilities                                        67,789           10,262
                                                    ----------------------------

Net assets available for benefits                   $18,123,078      $14,394,453
                                                    ===========      ===========

See accompanying notes





                                       3



                 GATX LOGISTICS, INC. Cash Accumulation Plan

 Statement of Income and Changes in Participants' Equity, with Fund Information for the year ended December 31, 1996



                                                                            Fund Information
                      --------------------------------------------------------------------------------------------------------------

       Description
                        Putnam   Managed                                            GATX   Dreyfus  Templeton
                        Voyager   Income      Puritan   US Equity   Equity  Common   New   Foreign  Employee
                         Fund   Portfolio II    Fund      Index     Income   Stock Leaders  Fund     Loans    Other        Total
                     --------------------------------------------------------------------------------------------------------------
Additions to net assets
attributed to:
Dividends and interest $536,097   $382,178   $136,393    $ 29,910  $ 9,389  $  221  $ 3,584  $  681                      $1,098,453
Realized gain (loss) -
     Note C             144,164       --        4,154      42,970      632   1,277      244    --                           193,442
Unrealized gain (loss)  200,940       --        8,891     114,694      890   3,579   (1,618)  1,179                         328,553
                      --------------------------------------------------------------------------------------------------------------
                        881,201    382,178    149,438     187,574   10,911   5,077    2,210   1,860                       1,620,448
Employer's
     contributions      572,003    553,730    142,644     120,617    4,750   5,209    2,643   1,336                       1,389,367
Participants'
     contributions    1,180,619    826,236    251,705     231,617   57,272  10,183    7,065   2,049                       2,666,746
Transfers between
     funds, net          68,070   (814,449)    96,068     403,028  100,672  52,936   59,710  33,965                           --
                     ---------------------------------------------------------------------------------------------------------------
                      1,820,692    565,517    490,417     755,262  262,694  68,328   69,418  37,350               --      4,069,678
                     ---------------------------------------------------------------------------------------------------------------

Total additions       2,701,893    947,695     639,855    942,836  273,605  73,405   71,628  39,210      --       --      5,690,127

Deductions from nets assets
attributed to:
 Distributions          706,812    728,605     142,739    103,998     --       693   18,807    --        --    $56,551    1,758,205
  Loan withdrawals, net 303,414    170,361      27,847     21,533   12,441    (271)    (315)    (85)$(395,772)              139,153
 Administrative expenses  5,743     27,327       3,521      2,173      530      17       15      15      --     24,803       64,144
                     ---------------------------------------------------------------------------------------------------------------
Total deductions      1,015,969    926,293     174,107    127,704   12,971     439   18,507     (70) (395,772)  81,354    1,961,502
                     ---------------------------------------------------------------------------------------------------------------
 Net increase
     (decrease)       1,685,924     21,402     465,748    815,132  260,634  72,966   53,121  39,280   395,772  (81,354)   3,728,625

Participants' equity at
January 1, 1996       6,489,321  5,995,432     764,563    388,746    --      --       --      --      756,391     --     14,394,453
                     ---------------------------------------------------------------------------------------------------------------

 Participants' equity at
 December 31, 1996   $8,175,245 $6,016,834  $1,230,311 $1,203,878 $260,634 $72,996  $53,121 $39,280 $1,152,163 $(81,354)$18,123,078
                     ===============================================================================================================


                                        4

                   GATX Logistics, Inc. Cash Accumulation Plan

                          Notes to Financial Statements
                                December 31, 1996



NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Investments are recorded at fair value based on quoted market prices or redemption value.

All costs and expenses incurred with regard to the purchase and sale of investments are borne by the GATX Logistics, Inc. (the Company) Cash Accumulation Plan (the Plan) and are included in the realized gain (loss) on sale of investments. Administrative and general expenses are paid by the participants of the Plan.

The preparation of the financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as revenues and expenses during the reporting period. Actual amounts when ultimately realized could differ form those estimates.

NOTE B - DESCRIPTION OF THE PLAN

The Plan is a defined contribution plan subject to the provisions of the Employment Income Security Act of 1974 as amended (ERISA), and was established to afford employees an opportunity to save systematically for retirement. The Plan covers all employees of the Company who have completed one year of employment with at least 1,000 hours of service and are at least twenty-one years of age.

A participant may contribute to the Plan from 1% to a maximum of 16% of his or her compensation as defined by the Plan. The Company contributes to the Plan for each participant who is an active employee as of the end of each month, an amount equal to the participant contribution made for such month which does not exceed 4% of the participant's basic wages or salary.

An eligible participant may elect to have the Company deposit amounts to the Plan on his or her behalf through the execution of salary reduction agreements as provided under section 401(k) of the Internal Revenue Code and its regulations. Participant contributions can range from 1% to 16% of a participant's compensation but cannot exceed the limit ($9,500 for the fiscal year ended December 31, 1996) on elective deferrals according to section 402(g)(1) of the Internal Revenue Code.

An employee or beneficiary will be fully vested in the Company's matching contributions upon completion of one of the following: 1) completion of four years of service, 2) a normal retirement or disability, or 3) in the event of death. If employment terminates prior to completion of four years of service, then the Company's match will be partially vested based on years of service as follows: less than two years - 0%, two to four years - 50% and four or more - 100%.

Upon termination of employment, disability or death, a participant or beneficiary may elect to receive either a lump-sum equal to the value of his or her account, or equal monthly, quarterly, or semi-annual installments over a period not to exceed ten years.

                   GATX Logistics, Inc. Cash Accumulation Plan

                          Notes to Financial Statements
                                December 31, 1996



Participants may elect to have their contributions invested in the Putnam Voyager Fund, Managed Income Portfolio II, Puritan Fund, US Equity Index, Equity Income, GATX Common Stock, Dreyfus New Leaders, Templeton Foreign Fund, or in a combination of any of the funds in multiples of 5% in each fund selected.

Active participants may obtain loans from the Plan at any time. The maximum loan amount is subject to certain restrictions and each loan is secured by the participant's account balance.

Each  month  each   participant's   contribution  and  the  Company's   matching
contribution is credited to each participant's account. Investment gains or losses (realized and unrealized) are allocated, based on previous business day's quoted market prices, to each participant's account in the proportion that each participant's account bears to the total of all account balances.

Employees participating in the Plan had invested in the available funds as follows (some having invested in more than one fund):



                                  December 31, 1996
                                 ------------------

Total employees participating                1,581

Putnam Voyager Fund                          1,042
Managed Income Portfolio II                  1,126
Puritan Fund                                   430
US Equity Index                                374
Equity Income                                   63
GATX Common Stock                               68
Dreyfus New Leaders                             46
Templeton Foreign Fund                          26





The Company intends this Plan to be permanent but reserves the right at any time to modify, amend, or terminate this Plan, including the right to suspend or permanently discontinue employer contributions. Should the Plan terminate at some future date, its net assets will be available to provide participants their distributions in proportion to their allocable share of the Plan assets at the date of such termination.

                   GATX Logistics, Inc. Cash Accumulation Plan

                          Notes to Financial Statements
                                December 31, 1996



NOTE C - INVESTMENTS


The cost of investments and number of shares or units held at December 31, 1996 and 1995 were as follows:


                                   1996                       1995
                              ------------------------------------------------------
                               Shares/Units    Costs      Shares/Units     Costs
                              ------------------------------------------------------
Putnam Voyager Fund               506,180   $ 7,665,439       421,008   $ 6,095,432
Managed Income Portfolio II     6,012,980     6,012,980     5,932,182     5,932,182
Puritan Fund                       71,226     1,208,295        44,072       737,678
US Equity Index                    44,643     1,062,440        16,886       370,245
Equity Income                       6,085       259,693                          --
GATX Common Stock                   7,203        69,972                          --
Dreyfus New Leaders                 1,304        54,422                          --
Templeton Foreign Fund              3,790        38,086                          --
Employee Loans                                1,152,163                     756,391
                                            -----------                 -----------

                                            $17,523,490                 $13,891,928
                                            ===========                 ===========




                                       7

                   GATX Logistics, Inc. Cash Accumulation Plan

                     Schedule of Assets Held for Investment
                 For the years ended December 31, 1996 and 1995





NOTE C - INVESTMENTS -Continued

The realized gain (loss) on sale of investments  is the  difference  between the
proceeds  received  and  the  average  cost  of  investments   sold,   including
transaction costs, and was determined as follows.


                                            1996
                          -----------------------------------------
                              Aggregate    Aggregate   Realized
                              Proceeds       Cost      Gain/Loss
                          -----------------------------------------

Putnam Voyager Fund         $1,394,148   $1,249,984   $  144,164
Managed Inc. Portfolio II       80,797       80,797         --
Puritan Fund                   465,215      461,061        4,154
US Equity Index                664,344      621,374       42,970
Equity Income                  259,112      258,480          632
GATX Common Stock               68,111       66,833        1,278
Dreyfus New Leaders             54,495       54,251          244
Templeton Foreign Fund          38,086       38,086         --
                          ------------------------------------------


Total                       $3,024,308   $2,830,866   $  193,442
                          ==========================================



NOTE D - FEDERAL INCOME TAX STATUS

The Internal Revenue Service has issued a favorable determination letter of the Plan's status under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, (the Code), and is, therefore, not subject to tax under present income tax laws. Amounts distributed from the Plan are taxable to the participants or their beneficiaries as provided by Section 402 (a) of the Code. Once qualified, the Plan is required to operate in conformity with the code to maintain its tax-exempt status. The administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.


                   GATX Logistics, Inc. Cash Accumulation Plan

                Supplemental Schedule of Reportable Transactions

                      for the year ended December 31, 1996




                                                                                         Current Value
                                                                                          of Asset on
   Identity of Party                                                                      Transaction    Net Gain
       Involved        Description of Assets       Purchases     Sales      Cost of Asset     Date        (Loss)
--------------------------------------------------------------------------------------------------------------------

Category (iii)-- series of transactions in excess of 5 percent of  plan assets
-------------------------------------------------------------------------------

Fidelity Investments   Putnam Voyager Fund         $3,221,130   $1,826,982   $3,221,130   $1,651,123   $  175,859

Fidelity Investments   Puritan                        862,998      397,783      862,998      392,381        5,402

Fidelity Investments   Managed Inc. Portfolio II    2,495,973    2,413,934    2,495,973    2,413,934         --

Fidelity Investments   U.S. Equity Index            1,055,118      390,774    1,055,118      362,922       27,852

There were no category (i), (ii) or (iv) reportable transactions during 1996.



                                       9

                   GATX Logistics, Inc. Cash Accumulation Plan

               Supplemental Schedule of Assets Held for Investment

                           December 31, 1996 and 1995


                                  1996
----------------------------------------------------------------------

                          Description of
Identity of Issue          Investment         Cost       Current Value
----------------------------------------------------------------------

Putnam Voyager Fund      506,180 units     $ 7,665,439   $ 8,175,245
MIP II                   6,012,980 units     6,012,980     6,016,834
Puritan Fund             71,226 units        1,208,295     1,230,311
US Equity Index          44,643 units        1,062,440     1,203,878
Equity Income            6,085 units           259,693       260,634
GATX Common Stock        7,203 units            69,972        72,966
Dreyfus New Leaders      1,304 units            54,422        53,121
Templeton Foreign Fund   3,790 units            38,086        39,280
Employee Loans           8% per annum        1,152,163     1,152,163
                                            -----------  ------------

                                            $17,523,490   $18,204,432

                                            ===========   ============




                                  1995
-------------------------------------------------------------------
                      Description of
Identity of Issue       Investment         Cost      Current Value
-------------------------------------------------------------------
Putnam Voyager Fund   421,008 units     $ 6,095,432   $ 6,420,368
MIP II                5,932,182 units     5,932,182     5,932,182
Puritan Fund          44,072 units          737,678       749,672
US Equity Index       16,886 units          370,245       381,110
Employee Loans        8% per annum          756,391       756,391
                                        -----------   ------------


                                        $13,891,928   $14,239,723
                                        ===========   ===========



                                       10






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